Exhibit 5.1
[Letterhead of Dewey & LeBoeuf LLP]
August 28, 2008
Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
     We have acted as counsel to Lender Processing Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) for the registration of (i) $375,000,000 aggregate principal amount of the Company’s 8 1/8% Senior Notes due 2016 (the “New Notes”) and (ii) the guarantees thereof (the “Guarantees”) by certain subsidiaries of the Company (the “Subsidiary Guarantors”). The New Notes are to be issued in exchange for a like principal amount of the Company’s outstanding 8 1/8% Senior Notes due 2016 (the “Old Notes”) that were previously issued and sold in a transaction exempt from registration under the Securities Act. The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of July 2, 2008, by and between the Company, the guarantors party thereto and U.S. Bank National Association, Corporate Trust Services, as trustee (the “Indenture”).
     We assume that appropriate action will be taken, prior to the offer and sale of the New Notes, to register and qualify such New Notes for sale under all applicable state securities or “blue sky” laws.
     In rendering the opinions set forth below, we have made such legal and factual inquiries and examined such documents as we have deemed reasonable in order to express the opinions set forth below. In our examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have not performed any independent investigation other than the document examination described above. Our opinions are therefore qualified in all respects by the scope of that document examination.
     Based on the foregoing, we advise you that in our opinion:
New York | London multinational partnership | Washington, DC
Albany | Almaty | Austin | Beijing | Boston | Brussels | Charlotte | Chicago | Dubai
East Palo Alto | Frankfurt | Hartford | Hong Kong | Houston | Jacksonville | Johannesburg (pty) ltd.
Los Angeles | Milan | Moscow | Paris multinational partnership | Riyadh affiliated office | Rome | San Francisco | Warsaw

August 28, 2008

(1)	The New Notes being issued by the Company have been duly and validly authorized for issuance by the Company, and, when duly executed and authenticated in accordance with the terms of the Indenture and delivered as contemplated in the Prospectus forming part of the Registration Statement, the New Notes will be legal, valid and binding obligations of the Issuers, subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium, reorganization or similar laws affecting the rights or remedies of creditors generally and (B) general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity ((A) and (B) collectively, the “Enforceability Exceptions”).

(2)	The Guarantees, when executed and delivered by each of the Subsidiary Guarantors and when the New Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered as contemplated in the Prospectus forming part of the Registration Statement, will be legal, valid and binding obligations of the Subsidiary Guarantors, subject to the Enforceability Exceptions.
     In rendering our opinions expressed above, we express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law and the law of the State of New York. The opinions expressed above are given as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus contained therein. This consent is not to be construed as an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP

Dewey & LeBoeuf LLP